Exhibit 99

1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510

Rockwell Automation Reports Fourth Quarter 2011 Results

•	Sales of $1.65 billion, up 22 percent year over year

•	Diluted EPS up 53 percent to $1.39

•	Company provides fiscal 2012 diluted EPS guidance of $5.05 — $5.45

MILWAUKEE (November 8, 2011) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2011 fourth quarter sales of $1,654.3 million, up 22 percent from $1,356.9 million in the fourth quarter of fiscal 2010. Currency translation contributed 4 percentage points to the increase, while acquisitions contributed 1 percentage point. Fiscal 2011 fourth quarter sales were up 9 percent sequentially compared to the third quarter of fiscal 2011. Net income was $201.8 million ($1.39 per share) compared to $131.3 million ($0.91 per share) a year ago, an increase of 53 percent on a per-share basis.

Total segment operating earnings were $298.1 million in the fourth quarter of fiscal 2011, up from $205.1 million in the same period of 2010. Total segment operating margin increased to 18.0 percent from 15.1 percent a year ago primarily due to volume leverage, partially offset by mix and spending to support growth.

Free cash flow was $137.4 million in the fourth quarter of fiscal 2011 after a discretionary pre-tax contribution of $150 million to the company’s U.S. pension trust.

Full Fiscal Year 2011
Full year results set record highs for sales, earnings per share from continuing operations and return on invested capital. Sales were $6,000.4 million, up 24 percent compared to $4,857.0 million in fiscal 2010. Currency translation and acquisitions contributed 4 percentage points to the increase. Income from continuing operations was $697.1 million or $4.79 per share, compared to $440.4 million or $3.05 per share in fiscal 2010, an increase of 57 percent on a per-share basis. Segment operating earnings were $1,027.6 million, compared to $717.2 million in 2010. Full fiscal year 2011 free cash flow was $561.7 million, after the previously-mentioned pension contribution in the fourth quarter. Return on invested capital was 31.6 percent.

Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “The fourth quarter capped a year of outstanding sales and earnings performance. Sales growth was strong in all regions. Control Products & Solutions had a great quarter with 18 percent organic growth. Total segment operating margin expanded to 18 percent and it was another record quarter for sales and earnings per share.

“For the full year, sales grew 24 percent and earnings per share grew 57 percent. Key growth accelerators hit on all cylinders. Logix sales increased 29 percent, reflecting the success of our plant-wide optimization strategy and continued growth both in process applications and with OEM customers. Emerging markets grew over 30 percent and now represent 22 percent of total sales. We invested in our best growth opportunities while improving operating margin by over 2 points. Continued strong cash flow and a healthy balance sheet enabled us to fund organic growth, make two acquisitions, significantly increase our dividend for a second straight year, repurchase 4 million shares and contribute $450 million to our U.S. pension trust in September and October.

“These outstanding results give me confidence in both our strategy and our execution. I want to thank our employees for their dedication and our customers and partners for their support throughout the year.”

Outlook

Commenting on the outlook, Nosbusch added, “Despite an uncertain global economic picture and moderating growth rates, we are cautiously optimistic that market growth will continue in 2012. We enter the year with a sound strategy, a track record of success in our growth initiatives and a robust new product pipeline. For fiscal 2012 we are providing a sales outlook of $6.2 to $6.5 billion, which represents sales growth of 5 to 9 percent excluding currency. Based on this sales outlook, we are initiating fiscal 2012 earnings per share guidance of $5.05 to $5.45.”

Nosbusch continued, “In the coming year we will remain flexible and adjust to the underlying economic environment as appropriate. Our strategic priorities are unchanged and we will continue to invest to pursue our best growth opportunities.”

Following is a discussion of fourth quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2011 fourth quarter sales were $683.3 million, an increase of 19 percent from $575.9 million last year. Currency translation contributed 5 percentage points to the increase. Fiscal 2011 fourth quarter sales were up 2 percent sequentially from the third quarter of fiscal 2011. Segment operating earnings were $177.9 million in the fourth quarter of fiscal 2011, compared to $128.4 million in 2010. Segment operating margin was 26.0 percent in the fourth quarter of fiscal 2011, compared to 22.3 percent a year ago.

Control Products & Solutions
Control Products & Solutions fiscal 2011 fourth quarter sales were $971.0 million, an increase of 24 percent from $781.0 million last year. Currency translation and acquisitions contributed 6 percentage points to the increase. Fiscal 2011 fourth quarter sales were up 15 percent sequentially from the third quarter of fiscal 2011. Segment operating earnings increased to $120.2 million in the fourth quarter of fiscal 2011, compared to $76.7 million in 2010. Segment operating margin was 12.4 percent in the fourth quarter of fiscal 2011, compared to 9.8 percent a year ago.

Other Information
Fiscal 2011 fourth quarter general corporate net expense was $22.2 million, compared to $27.4 million in 2010. For the full year general corporate net was $80.7 million compared to $93.6 million in 2010.

The effective tax rates for the fourth quarter and full year of fiscal 2011 were 21.2 percent and 19.7 percent, respectively. The Company expects the effective tax rate for fiscal 2012 to be approximately 24 percent.

During the fourth quarter of 2011, the Company repurchased 1.3 million shares of its common stock at a cost of $77.7 million. At September 30, 2011, $202 million remained available under the $1.0 billion share repurchase authorization.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 8, 2011. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•	macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	a disruption of our operations due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 21,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales
Architecture & Software (a)	$683.3	$575.9	$2,594.3	$2,115.0
Control Products & Solutions (b)	971.0	781.0	3,406.1	2,742.0

Total sales (c)	$1,654.3	$1,356.9	$6,000.4	$4,857.0

Segment operating earnings
Architecture & Software (d)	$177.9	$128.4	$659.1	$475.4
Control Products & Solutions (e)	120.2	76.7	368.5	241.8

Total segment operating earnings[1] (f)	298.1	205.1	1,027.6	717.2

Purchase accounting depreciation and amortization	(5.2)	(4.7)	(19.8)	(18.9)
General corporate — net	(22.2)	(27.4)	(80.7)	(93.6)
Interest expense	(14.6)	(15.2)	(59.5)	(60.5)

Income from continuing operations before income taxes	256.1	157.8	867.6	544.2
Income tax provision	(54.3)	(26.5)	(170.5)	(103.8)

Income from continuing operations	201.8	131.3	697.1	440.4
Income from discontinued operations	—	—	0.7	23.9

Net income	$201.8	$131.3	$697.8	$464.3

Diluted earnings per share
Continuing operations	$1.39	$0.91	$4.79	$3.05
Discontinued operations	—	—	0.01	0.17

Net income	$1.39	$0.91	$4.80	$3.22

Average diluted shares	144.4	143.4	145.2	144.0

Segment operating margin
Architecture & Software (d/a)	26.0%	22.3%	25.4%	22.5%
Control Products & Solutions (e/b)	12.4%	9.8%	10.8%	8.8%
Total segment operating margin[1] (f/c)	18.0%	15.1%	17.1%	14.8%

[1]	Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measure of total segment operating earnings may be different from that used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales	$1,654.3	$1,356.9	$6,000.4	$4,857.0
Cost of sales	(991.1)	(827.7)	(3,610.0)	(2,920.6)

Gross profit	663.2	529.2	2,390.4	1,936.4

Selling, general and administrative expenses	(388.1)	(354.3)	(1,461.2)	(1,323.3)
Other expense	(4.4)	(1.9)	(2.1)	(8.4)
Interest expense	(14.6)	(15.2)	(59.5)	(60.5)

Income from continuing operations before income taxes	256.1	157.8	867.6	544.2
Income tax provision	(54.3)	(26.5)	(170.5)	(103.8)

Income from continuing operations	201.8	131.3	697.1	440.4

Income from discontinued operations	—	—	0.7	23.9

Net income	$201.8	$131.3	$697.8	$464.3

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30,	September 30,
	2011	2010
Assets
Cash and cash equivalents	$988.9	$813.4
Receivables	1,063.4	859.0
Inventories	641.7	603.3
Property, net	561.4	536.9
Goodwill and intangibles	1,170.6	1,129.8
Other assets	858.9	805.9

Total	$5,284.9	$4,748.3

Liabilities and Shareowners’ Equity
Accounts payable	$455.1	$435.7
Long-term debt	905.0	904.9
Other liabilities	2,176.8	1,947.3
Shareowners’ equity	1,748.0	1,460.4

Total	$5,284.9	$4,748.3

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended
	September 30,
	2011	2010
Continuing operations:

Operating activities:
Income from continuing operations	$697.1	$440.4
Depreciation and amortization	131.3	127.3
Retirement benefits expense	100.9	89.1
Pension trust contributions	(184.7)	(181.2)
Receivables/inventories/payables	(234.1)	(180.9)
Compensation and benefits	16.9	143.9
Income taxes	95.7	34.8
Other	20.6	20.6

Cash provided by operating activities	643.7	494.0

Investing activities:
Capital expenditures	(120.1)	(99.4)
Acquisition of businesses, net of cash acquired	(45.9)	—
Proceeds from sale of property and investments	5.1	10.4

Cash used for investing activities	(160.9)	(89.0)

Financing activities:
Cash dividends	(211.0)	(173.6)
Purchases of treasury stock	(298.7)	(118.8)
Proceeds from the exercise of stock options	174.0	35.2
Excess income tax benefit from share-based compensation	38.1	16.1
Other financing activities	(0.3)	(0.3)

Cash used for financing activities	(297.9)	(241.4)

Effect of exchange rate changes on cash	(5.8)	6.8

Cash provided by continuing operations	179.1	170.4

Discontinued operations:
Cash used for discontinued operations	(3.6)	(0.8)

Increase in cash and cash equivalents	$175.5	$169.6

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2011 compared to sales for the three and twelve months ended September 30, 2010:

	Three Months Ended September 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$800.0	$(1.9)	$798.1	$(0.4)	$797.7	$677.9
Canada	104.2	(6.1)	98.1	—	98.1	81.8
Europe, Middle East, Africa	343.5	(27.0)	316.5	(10.9)	305.6	272.7
Asia-Pacific	260.4	(17.0)	243.4	(0.2)	243.2	212.0
Latin America	146.2	(7.6)	138.6	—	138.6	112.5

Total	$1,654.3	$(59.6)	$1,594.7	$(11.5)	$1,583.2	$1,356.9

	Twelve Months Ended September 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$2,917.8	$(6.7)	$2,911.1	$(0.6)	$2,910.5	$2,456.2
Canada	396.2	(21.5)	374.7	—	374.7	321.0
Europe, Middle East, Africa	1,267.6	(42.8)	1,224.8	(15.8)	1,209.0	987.3
Asia-Pacific	910.6	(52.4)	858.2	(0.3)	857.9	724.3
Latin America	508.2	(30.4)	477.8	—	477.8	368.2

Total	$6,000.4	$(153.8)	$5,846.6	$(16.7)	$5,829.9	$4,857.0

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2011 compared to sales for the three and twelve months ended September 30, 2010:

	Three Months Ended September 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$683.3	$(25.4)	$657.9	$—	$657.9	$575.9
Control Products & Solutions	971.0	(34.2)	936.8	(11.5)	925.3	781.0

Total	$1,654.3	$(59.6)	$1,594.7	$(11.5)	$1,583.2	$1,356.9

	Twelve Months Ended September 30,
	2011					2010
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$2,594.3	$(64.5)	$2,529.8	$—	$2,529.8	$2,115.0
Control Products & Solutions	3,406.1	(89.3)	3,316.8	(16.7)	3,300.1	2,742.0

Total	$6,000.4	$(153.8)	$5,846.6	$(16.7)	$5,829.9	$4,857.0

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2009	2010	2010	2010	2010	2011	2011	2011

Cash provided by continuing operating activities	$119.4	$178.5	$135.5	$60.6	$12.6	$225.2	$224.7	$181.2
Capital expenditures of continuing operations	(13.5)	(17.0)	(23.7)	(45.2)	(20.3)	(22.6)	(33.1)	(44.1)
Excess income tax benefit from share-based compensation	2.1	5.3	4.9	3.8	12.1	23.6	2.1	0.3

Free cash flow[1]	$108.0	$166.8	$116.7	$19.2	$4.4	$226.2	$193.7	$137.4

[1]	Free cash flow for the fourth quarter of 2011 and 2010 include discretionary pre-tax contributions of $150 million to the company’s U.S. pension trust.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	September 30,
	2011	2010

(a) Return
Income from continuing operations	$697.1	$440.4
Interest expense	59.5	60.5
Income tax provision	170.5	103.8
Purchase accounting depreciation and amortization	19.8	18.9

Return	946.9	623.6

(b) Average invested capital
Long-term debt	904.9	904.8
Shareowners’ equity	1,709.7	1,387.9
Accumulated amortization of goodwill and intangibles	716.7	679.4
Cash and cash equivalents	(922.7)	(763.3)

Average invested capital	2,408.6	2,208.8

(c) Effective tax rate
Income tax provision	170.5	103.8

Income from continuing operations before income taxes	$867.6	$544.2

Effective tax rate	19.7%	19.1%

(a) / (b) * (1-c) Return On Invested Capital	31.6%	22.8%